Exhibit 99



                                                                 PR NEWSWIRE

                      NORTH EUROPEAN OIL ROYALTY TRUST
                        ANNOUNCES THE DISTRIBUTION
                    FOR THE THIRD QUARTER OF FISCAL 2004

          RED BANK, N.J. July 28, 2004 -- The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced today a quarterly distribution of 37 cents per unit, payable on August 25, 2004 to holders of record on August 13, 2004. The next quarter's distribution will be reduced by 3 cents per unit to correct a calculation overpayment error made by the operating companies. The following comparisons except where noted are to the prior year's equivalent period.

          John R. Van Kirk, Managing Director, reported that this year's quarterly distribution was 12 cents or 24.5% below the distribution for the third quarter of fiscal 2003. Information received to this point indicates that a combination of lower gas sales and lower gas prices for both the higher royalty rate agreement covering western Oldenburg and the lower royalty rate agreement covering the entire Oldenburg area resulted in the decline in the Trust distribution for the third quarter of fiscal 2004. While the final transfer of royalties has not yet been received, we expect to show a slight improvement in the average exchange rate based on the transfer of royalties from Germany.

          Under the higher royalty rate agreement, gas sales declined by
10.34% from 16.9 billion cubic feet ("Bcf") to 15.2 Bcf.   Under the same
agreement the average price of gas sold decreased 24.6% from 1.4963 Euro cents per kilowatt hour ("Ecents/Kwh") to 1.1276 Ecents/Kwh. Under the lower royalty rate agreement, gas sales declined by 10.45% from 43.1 Bcf to
38.6 Bcf.   Under the same agreement the average price of gas sold
decreased 15.3% from 1.3994 Ecents/Kwh to 1.1858 Ecents/Kwh.

          Total distributions of $1.26 per unit for the first nine months of fiscal 2004 were 24 cents per unit or 16% lower than the amount distributed
for the same period last year.   Including this distribution, during the
last twelve months the Trust has distributed $1.71 per unit. Distributions are made to Trust unit owners from royalties received from oil, sulfur and gas sales from royalty holdings in Germany. The August distribution reflects royalties received from sales made during the second calendar quarter of 2004. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

          Contact -- John H. Van Kirk, Managing Trustee, or John R. Van Kirk, Managing Director, telephone: (732) 741-4008, e-mail: NEORT@AOL.Com.